Exhibit 10.35

English Translation

Security Undertaking Agreement

This agreement is entered into in Nanjing, PRC by and between the following parties:

Party A: China Electric Equipment Group Co., Ltd.

Party B: CEEG (Nanjing) PV-Tech Co., Ltd.

Through friendly consultation between both parties, Party A agrees that, within one year after Party B’s offshore holding company, China Sunergy Co., Ltd. (Cayman), completes its offering on the New York Stock Exchange or NASDAQ, Party A will continue providing security for Party B for its bank credit up to RMB 1 billion. Party A will provide such security to Party B free of charge or charge applicable security fee from Party B according to the market standard for similar transactions, but such security fee shall not exceed 0.1% of the principal of the loan. In the event Party A’s credit capacity or operation status is materially changed, both parties will otherwise negotiate whether to change the total amount of the security or not.

This agreement shall be governed by and interpreted in accordance with the laws of the People’s Republic of China.

This agreement is made in two original counterparts, with each party holding one, and shall take into effect upon the execution and seal by the authorized representatives of each party.

Party A: China Electric Equipment Group Co., Ltd. (Seal)	Party B: CEEG (Nanjing) PV-Tech Co., Ltd.

Authorized Representative (Signature):	Authorized Representative (Signature):

/s/ Lu Tingxiu	/s/ Lu Tingxiu
Date: December 18, 2006	Date: December 18, 2006